Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2011 First Quarter Results

BOULDER, COLORADO, August 6, 2010 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television services and distributor of independent general motion picture entertainment, today reported its results for the first quarter of fiscal year 2011.

“New Frontier Media generated a solid quarter of profitability during the three months ended June 30, 2010,” said Michael Weiner, chief executive officer of New Frontier Media, Inc.  “International revenue within the Transactional TV segment doubled as compared to the prior year quarter, and we continue to view our international expansion as a key growth driver for the Company for the foreseeable future.  Domestically, revenue within our Transactional TV segment was impacted by the previously announced loss of a channel on a DBS platform in November 2009 and by the continuing impact of reduced consumer spending.  To address these challenges, we are working with our distribution partners on several test initiatives to improve the consumer value proposition.  We believe we have validated these tactics and products through nationwide primary consumer research and market testing with several cable systems, and we have seen positive results in the test markets.  We believe these results indicate that improvements in category results are achievable.  If operators choose to roll-out these new products across their platforms and do so quickly, our financial results could benefit on both a near-term and long-term basis.”

“Within the Film Production segment, we completed the partial delivery of our fourth installment of an episodic series during the quarter and also completed the delivery of the remaining films from a producer-for-hire arrangement.  We expect to deliver the remaining episodic series films in the second quarter of fiscal year 2011.  Additionally, we executed a new producer-for-hire agreement and have commenced production on the film.  We believe this production will be completed during the second half of the fiscal year. We are also working to further expand the distribution of our mainstream content and believe these efforts will result in improved repped content revenue in fiscal year 2011.”

Mr. Weiner continued, “We continue to aggressively grow the Transactional TV segment’s international content distribution in new and existing markets and are rolling out new initiatives to bolster our domestic revenue. Earlier this week, we announced an agreement to license and rebrand three new pay-per-view channels in Europe, which represents a significant expansion in the number of international network homes that have access to our content.”

“As of June 30, 2010, we had $14.1 million in cash despite having $2.3 million temporarily invested in a new producer-for-hire project, $1.7 million in outstanding receivables from a producer-for-hire arrangement that was completed in the first quarter, and $1.3 million in outstanding receivables related to the above mentioned partial delivery of our fourth installment of an episodic series.  Overall, we remain optimistic about the long-term prospects for New Frontier Media,” concluded Mr. Weiner.

First Fiscal Quarter Financial Highlights: June 30, 2010 Compared to June 30, 2009

•                  Revenue was approximately $12.5 million in each of the presented quarters and reflected the following results:

•                  Transactional TV segment revenue was $9.0 million as compared to $9.6 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue increased 6% to $5.4 million as compared to $5.1 million in the same prior year quarter, reflecting a $0.5 million increase in international revenue due to new customer launches, improved content performance and gains in shelf space among existing customers.  The increase in international revenue was partially offset by a slight decline in domestic VOD revenue, which the Company believes was due to lower consumer discretionary spending.

•                  Pay-per-view (“PPV”) revenue declined to $3.5 million as compared to $4.4 million in the same prior year quarter primarily due to a $0.6 million decline in revenue from the largest direct broadcast satellite (“DBS”) provider in the U.S. that reflects the loss of a channel on that platform in November 2009. Revenue from the second largest DBS provider in the U.S. and other top 10 cable operators in the U.S. also declined in the first quarter, and the Company believes these declines were also due to lower consumer discretionary spending.  The declines in revenue were partially offset by a $0.1 million increase in international PPV revenue.

•                  Film Production segment revenue increased to $3.3 million from $2.5 million in the same prior year quarter primarily due to the completion of a producer-for-hire arrangement during the first quarter of fiscal year 2011. The Company also completed a partial delivery of films from the fourth installment of an episodic series in the reported quarter, while the same prior year quarter results included revenue from the partial delivery of films from the third installment of an episodic series.

•                  Direct-to-Consumer segment revenue was approximately $0.2 million and was generally consistent with the same prior year quarter.

•                  Cost of sales increased to $5.1 million as compared to $4.4 million in the same prior year quarter primarily due to production costs realized in connection with the Film Production segment’s producer-for-hire revenue.

•                  Operating expenses increased slightly to $6.5 million as compared to $6.4 million in the same prior year quarter and were primarily impacted by:

•                  a $0.2 million decline in Transactional TV segment operating expenses primarily due to lower advertising and promotion costs, and

•                  a $0.1 million increase in Corporate Administration segment operating expenses primarily due to an increase in international business development travel.

•                  Income from continuing operations was $0.6 million, or $0.03 per share, as compared to $1.0 million, or $0.05 per share, in the same prior year quarter.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-0843. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on August 6, 2010 at (800) 406-7325, access code 4336930.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectation regarding the international expansion being a key growth driver for the Company for the foreseeable future, and our stated expectation that if operators choose to roll-out our new products across their platforms and do so quickly that our financial results could benefit on both a near-term and long-term basis, are forward looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks as well as video-on-demand services to cable and satellite operators world-wide. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around the globe.

The Company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2010	2009

Net revenue	$12,454	$12,487

Cost of sales	5,063	4,416

Gross margin	7,391	8,071

Operating expenses excluding impairment charges	6,465	6,412
Charge for asset impairments	5	28
Total operating expenses	6,470	6,440

Operating income	921	1,631

Other expense	(4)	(66)

Income from continuing operations before provision for income taxes	917	1,565

Provision for income taxes	(360)	(579)

Income from continuing operations	557	986

Loss from discontinued operations, net of income tax benefit of $5 and $92, respectively	$(7)	$(159)

Net income	$550	$827

Basic income (loss) per share:
Continuing operations	$0.03	$0.05
Discontinued operations	(0.00)	(0.01)
Net basic income per share	$0.03	$0.04

Diluted income (loss) per share:
Continuing operations	$0.03	$0.05
Discontinued operations	(0.00)	(0.01)
Net diluted income per share	$0.03	$0.04

Average outstanding shares of common stock	19,432	19,494
Common stock and common stock equivalents	19,432	19,498

Consolidated Balance Sheets

(in thousands)

	June 30, 2010	March 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,078	$17,187
Restricted cash	115	112
Accounts receivable, net	11,905	10,112
Deferred producer-for-hire costs	2,261	625
Taxes receivable	611	944
Prepaid and other assets	1,276	1,749
Total current assets	30,246	30,729
Equipment and furniture, net	4,412	4,557
Content and distribution rights, net	11,738	11,316
Recoupable costs and producer advances, net	3,820	3,421
Film costs, net	5,151	5,705
Goodwill	3,743	3,743
Other identifiable intangible assets, net	496	673
Deferred tax assets	544	349
Other assets	1,258	1,320
Total assets	$61,408	$61,813

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$840	$1,103
Producers payable	835	951
Deferred revenue	905	685
Accrued compensation	1,298	1,802
Deferred producer liabilities	1,645	1,377
Short-term debt	1,000	1,000
Deferred tax liabilities	107	107
Accrued and other liabilities	1,118	1,823
Total current liabilities	7,748	8,848
Taxes payable	309	309
Other long-term liabilities	452	528
Total liabilities	8,509	9,685

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	55,159	54,929
Accumulated deficit	(2,185)	(2,735)
Accumulated other comprehensive loss	(77)	(68)
Total shareholders’ equity	52,899	52,128
Total liabilities and shareholders’ equity	$61,408	$61,813

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Three months ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$550	$827
Add: Loss from discontinued operations	7	159
Income from continuing operations	557	986
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	2,553	2,438
Share-based compensation	228	210
Deferred taxes	(188)	(13)
Charge for asset impairments	5	28
Changes in operating assets and liabilities:
Accounts receivable	(1,494)	(247)
Accounts payable	(255)	254
Content and distribution rights	(1,516)	(833)
Film costs	(305)	(252)
Deferred producer-for-hire costs	(1,636)	(1,024)
Deferred revenue	240	68
Producers payable	(116)	242
Taxes receivable and payable	338	477
Accrued compensation	(504)	15
Recoupable costs and producer advances	(399)	(309)
Other assets and liabilities	(337)	(150)

Net cash provided by (used in) operating activities of continuing operations	(2,829)	1,890
Net cash used in operating activities of discontinued operations	(39)	(527)
Net cash provided by (used in) operating activities	(2,868)	1,363
Cash flows from investing activities:
Redemptions of investments	—	90
Purchases of equipment and furniture	(158)	(156)
Purchases of intangible assets	—	(6)

Net cash used in investing activities of continuing operations	(158)	(72)
Net cash provided by (used in) investing activities of discontinued operations	—	—
Net cash used in investing activities	(158)	(72)
Cash flows from financing activities:
Payment of long-term seller financing	(75)	(75)

Net cash used in financing activities of continuing operations	(75)	(75)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(75)	(75)

Net increase (decrease) in cash and cash equivalents	(3,101)	1,216
Effect of exchange rate changes on cash and cash equivalents	(8)	4
Cash and cash equivalents, beginning of period	17,187	16,049

Cash and cash equivalents, end of period	$14,078	$17,269

Segment Summary Data (1)

(In millions)

	(Unaudited)
	Three Months Ended June 30,
	2010	2009	% change

Net revenue from continuing operations
Transactional TV	$9.0	$9.6	-6%
Film Production	3.3	2.5	32%
Direct-to-Consumer	0.2	0.3	-33%
Total net revenue	12.5	12.5	0%

Cost of sales from continuing operations
Transactional TV	3.0	3.0	0%
Film Production	1.8	1.1	64%
Direct-to-Consumer	0.3	0.4	-25%
Total cost of sales	5.1	4.4	16%

Operating expenses from continuing operations
Transactional TV	2.5	2.7	-7%
Film Production	1.1	1.1	0%
Direct-to-Consumer	0.1	0.1	0%
Corporate Administration	2.7	2.6	4%
Total operating expenses	6.5	6.4	2%

Operating income (loss) from continuing operations
Transactional TV	3.5	4.0	-13%
Film Production	0.4	0.4	0%
Direct-to-Consumer	(0.2)	(0.1)	#
Corporate Administration	(2.7)	(2.6)	-4%
Total operating income	$0.9	$1.6	-44%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(In millions)

	(Unaudited)
	Three Months Ended June 30,
	2010	2009	% change

Transactional TV
VOD	$5.4	$5.1	6%
PPV	3.5	4.4	-20%
Other	0.1	0.1	0%
Total	$9.0	$9.6	-6%

Film Production
Owned content	$2.0	$2.0	0%
Repped content	0.5	0.4	25%
Producer-for-hire and other	0.8	0.1	#
Total	$3.3	$2.5	32%

Direct-to-Consumer
Net membership	$0.2	$0.3	-33%
Other	—	—	0%
Total	$0.2	$0.3	-33%

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.